Exhibit 99.1

KULR Extends Outstanding Note Through End of 2024; Files 14C Disclosing Corporate Actions

SAN DIEGO / GLOBENEWSWIRE / February 20, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a global leader in sustainable energy management, today announced that the Company and YA II PN, LTD (“Yorkville”) have agreed that the remaining amount owed Yorkville shall not be due until December 31, 2024.

Additionally, KULR filed a 14C Information Statement (link here) indicating additional corporate activity. KULR management believes these updated corporate governance provisions provide the ability to act in a timely manner when a meaningful strategic, financial, or commercial opportunity arises particularly in light of recent stock market price activity and valuations.

KULR CEO Michael Mo recently sat down with host Stuart Smith to discuss the corporate activity and its potential positive impact through 2024 and beyond. The interview can be accessed here.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com